Exhibit 19.1
PENN ENTERTAINMENT, INC.
INSIDER TRADING POLICY
I.Purpose
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of PENN Entertainment, Inc. (the “Company”) and the handling of confidential and material nonpublic information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with applicable laws (including the federal securities laws and other laws addressing insider trading) that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
It is illegal and against Company policy to engage in transactions in Company securities (or, where applicable, the securities of other companies), including buying, selling or making gifts, or to tip off others while in possession of material nonpublic information obtained through the course of your employment. The United States Department of Justice (“DOJ”) and the Securities and Exchange Commission (“SEC”) vigorously pursue people who violate the insider trading laws and punish offenders severely. It is the Company’s policy to provide full cooperation to these agencies in connection with such investigations.

It is also the Company’s policy to comply with applicable securities laws concerning insider trading when the Company engages in transactions in its securities.

II.Persons Subject to the Policy
This Policy applies to “Insiders,” which term includes:
•All reporting persons under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), which includes the Company’s directors and executive officers and such other persons as may be designated by the Board of the Company as Section 16 officers (collectively, the “Section 16 Reporting Persons”);
•The persons listed on Exhibit A to this Policy (“Designated Persons,” and together with Section 16 Reporting Persons, “Designated Insiders”);
•All other employees; and
•Immediate family members of any of the foregoing persons.
For purposes of this Policy, “immediate family member” means (i) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law, or sister-in-law of an Insider, and (ii) any person (other than a tenant or

Exhibit 19.1
employee) sharing the household of an Insider. See Part IV, Section 9. “Application to Transactions by Family Members and Others” for additional information.
All Insiders are prohibited from misappropriating material financial or other information that has not been publicly disclosed by the Company. All Insiders have serious responsibilities under applicable laws (including the federal securities laws and other laws addressing insider trading) and Company policies regarding the use and protection of material nonpublic information and trading in the Company’s securities. Penalties for trading on or communicating material nonpublic information can be significant, both for individuals involved in such unlawful conduct and their employers and supervisors and may include imprisonment, criminal fines, civil penalties and civil enforcement actions. Given the severity of potential penalties and reputational issues, compliance with this Policy is absolutely mandatory.
III.Material Nonpublic Information
What is Nonpublic Information?
“Nonpublic” information is information that is not available to the public.
Information generally becomes available to the public when it has been widely disclosed by the Company or third parties in a press release or other public statement, including any filing with the SEC. However, the release of information to the media does not immediately permit Insiders to trade on the basis of such information. Insiders should refrain from trading until the market has had an opportunity to absorb and evaluate the information. As a general rule, information should not be considered fully absorbed until after one full trading day following public disclosure of the information by the Company.
What is Material Information?
Material information is any information that a reasonable investor would consider important in a decision to buy, sell or hold securities. Any information that could be reasonably expected to affect the market price of the Company’s securities is likely to be considered material. Material information may be positive or negative. Some examples of material information include, but are not limited to, advance knowledge of the following:
•a proposed merger, acquisition or disposition involving the Company;
•a tender offer involving the Company;
•operating results that differ from publicly stated guidance or analyst consensus estimates, and/or that have not yet been publicly reported;
•changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•significant business trends or metrics;

Exhibit 19.1
•significant developments in products or services;
•significant changes in business strategies;

•changes in corporate or capital structure;
•execution, significant amendment or termination of a significant contract, including credit agreements;

•the establishment of a repurchase program for Company securities;
•proposed purchases or sales of major assets;
•a change in the Company’s senior management;
•a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•pending or threatened significant litigation or regulatory action involving the Company or developments in ongoing significant litigation or regulatory action involving the Company;
•information concerning the loss of existing license awards or the grant of new license awards;
•significant labor disputes;
•significant cybersecurity incidents, including a breach that could jeopardize the Company’s information technology infrastructure or adversely impact the Company’s business or reputation; or
•public or private debt or equity offerings of the Company.
What is material information cannot be described with precision or listed in an exhaustive manner, since there are many gray areas and varying circumstances. When doubt exists, the information should be presumed to be material. Insiders should consult with the Company’s Deputy General Counsel prior to trading in the Company’s securities if there is any doubt concerning the possible possession of material nonpublic information.
What are securities?
Securities include common stock, preferred stock, debt securities, such as bonds and notes, as well as derivative securities, whether or not issued by the Company, such as options to purchase common stock, convertible debentures, and warrants.

Exhibit 19.1
Reasons for Maintaining Confidentiality.
Applicable laws (including federal securities laws and other laws addressing insider trading) strictly prohibit any person who is in possession of material nonpublic information from using that information in connection with transactions in securities or engaging in any action to disclose to others (i.e., “tipping”) or benefit from or take advantage of that information. Moreover, personal use of Company assets – including the Company’s nonpublic information – is a violation of our Code of Conduct and our duties to our shareholders. The existence of a personal financial emergency or the expiration of options does not excuse you from compliance with this Policy.

IV.Insider Trading and Tipping
Insider Trading of Securities.
“Insider Trading” remains a top enforcement priority of the SEC and the DOJ. Criminal prosecution and the imposition of fines and imprisonment are commonplace. In addition to the civil damages and criminal penalties imposed on individuals, any improper trading or even the appearance of impropriety can also expose the Company to liability, damage its reputation for integrity and ethical conduct and impair investor confidence in the Company.
A person who violates applicable laws (including federal securities laws and other laws addressing insider trading) can be sentenced to imprisonment, be required to pay criminal and/or civil penalties, and be barred from serving as directors or officers of a public company. These sanctions apply not only to a person trading while in possession of material nonpublic information but also to a person (i.e., the “tipper”) conveying such information to others (i.e., “tips”). A tipper may be liable for any consequences arising from the further action(s) of the recipient of a tip (i.e., the “tippee”), whether the tippee directly acts upon such tip and trades while in possession of material nonpublic information or the tippee subsequently passes such tip to another person who acts on such information, regardless of whether the tipper trades or receives any form of monetary benefit.
The SEC can also seek substantial civil penalties from any person who is responsible for the person who commits insider trading, including the Company and its officers and other supervisory personnel. The SEC may pursue an action against the Company or the other control persons even where the insider trading activity results in a small or no profit.
If a person violates this Policy, the Company may also impose sanctions, including dismissal or removal for cause. Even if the SEC does not prosecute a case, involvement in an investigation (by the SEC or the Company) can adversely affect your reputation, career and your ability to be found suitable in gaming jurisdictions.
Any Insider or any person who has supervisory authority over an Insider must promptly report to the Company’s Deputy General Counsel any trading in the Company’s securities by Company personnel, or disclosure of material, nonpublic information by

Exhibit 19.1
Company personnel, which he or she has reason to believe may violate this Policy or securities laws.

Restrictions on Trading and Tipping

1.General Restriction. An Insider may not engage in transactions in securities of the Company (including buying, selling or making gifts) unless the Insider is certain that he or she does not possess material nonpublic information. In addition, Insiders may not communicate material nonpublic information (i.e., “tip”) to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.    This Policy applies to securities purchases (i.e., to make a profit based on good news), securities sales (i.e., to avoid a loss based on bad news), securities gifts (e.g., gifting securities when aware of material nonpublic information knowing the giftee would sell the securities) or derivative trading, regardless of how or from whom the material nonpublic information has been obtained.
Insiders in the course of their work for the Company may also receive nonpublic information regarding other companies that do business with, or may be involved in transactions with, the Company. Insiders are prohibited from engaging in transactions of securities of any such other companies – or tipping others – while in possession of such information about the other company, until the information becomes public or is no longer material. Also, Insiders who are aware of material nonpublic information concerning a potential acquisition of another company are prohibited from trading in the securities of the Company, of the potential target company or of other companies whose stock price might be affected by the disclosure of the potential transaction.
2.Required Pre-Clearance of Trades. All Section 16 Reporting Persons must pre-clear all transactions in Company securities with the Deputy General Counsel, who shall consult with outside securities counsel as appropriate. Requests for pre-clearance shall be made by completing the form attached to this Policy as Exhibit B and submitting it to the Deputy General Counsel and her designee at least twenty-four (24) hours in advance of the planned transaction. The Deputy General Counsel is under no obligation to approve a transaction submitted for pre-clearance and has discretion to deny a proposed transaction. Pre-cleared transactions must be effected within two (2) trading days of receipt of pre-clearance and a new request for pre-clearance must be submitted for transactions not effected within such time limit. Any request for pre-clearance made by the Deputy General Counsel shall be submitted to the Company’s Chief Financial Officer.
These pre-clearance requirements are particularly important not only to ensure compliance with this Policy and federal insider trading laws, but also to facilitate compliance with Section 16 of the Exchange Act, which generally requires Section 16 Reporting Persons to pay the Company any profits (including any “deemed profits”) from “short swing” transactions (i.e., a purchase and sale or sale and purchase of securities of the Company within a six-month period), as well as the preparation of the required Section 16 reports by the Company for the Section 16 Reporting Persons. Most transactions by Section 16 Reporting Persons must be reported to the SEC on a Form 4 within two (2) business days after the execution of the transaction.

Exhibit 19.1
3.Blackout Periods. This Policy prohibits engaging in transactions in Company securities by all Designated Insiders during a “blackout period,” which, absent a determination by the Company to extend or shorten such period, will begin on the fifteenth

Exhibit 19.1
(15th) day of the last month of each calendar quarter and end after one full trading day following the Company’s release of earnings.
In addition to the quarterly blackout period noted above, the Company may, from time to time, impose other blackout periods upon notice to those persons who are affected by such blackouts. No person may disclose to any outside third party (other than brokers requiring certifications to such effect) that a special blackout period has been designated or that a quarterly blackout period has been modified.
The following transactions in Company securities are prohibited during any blackout period:
•purchases or sales of Company securities, unless made under an approved Trading Plan (as defined below);
•gifts of Company securities; and
•exercise of stock options where all or a portion of the acquired stock is sold during the blackout period (including sales of shares on the open market through a broker to pay the exercise price).
The following transactions are permitted during a blackout period:
•exercise of stock appreciation rights (SARs) or Company issued options where no Company stock is sold to fund the option exercise or tax withholdings (i.e., the exercise price or tax withholdings is paid in cash or through the Company’s withholding a portion of the shares underlying the options); and
•transactions under an approved Trading Plan.
A special blackout period may be implemented when the Company is working on a potential M&A transaction, such as an acquisition of another company or the sale of the Company to another company, or when employees and affiliated persons otherwise are aware of material nonpublic information about an event or matter. When a special blackout is in effect for this purpose, employees or affiliated persons with knowledge of the potential transaction, event or other matter are prohibited from trading in securities of the Company, of the target company, of the acquiring company and of other companies whose stock price may be affected by the disclosure of the potential transaction.
4.Margin Accounts and Pledges.
All Insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. In certain circumstances, such securities may be sold by the lender without the borrower’s consent, and such sales could occur during a blackout period or when the borrower is in possession of material nonpublic information, resulting in a possible violation of the securities laws.

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5.Standing or Limit Orders. Standing or limit orders (except standing orders under an approved Trading Plan) should be used only for a very brief period of time and never during a blackout period with respect to those Insiders subject to a blackout period. The problem with purchases or sales resulting from standing or limit instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when the Insider is in possession of material nonpublic information.
6.Short Sales, Derivatives and Hedging Prohibited. Short sales of Company securities by Insiders (i.e., a sale of securities which are not then owned), including a “sale against the box” (i.e., a sale with delayed delivery), as well as trading in puts and calls (and other derivatives) are also prohibited. Certain forms of hedging or monetization transactions may offset a decrease, or limit your ability to profit from an increase, in the value of the Company’s securities you hold, enabling you to continue to own the Company’s securities without the full risks and rewards of ownership. The Company believes that such transactions separate the holder’s interests from those of other stockholders. Therefore, you and any person acting on your behalf are prohibited from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of the Company’s securities or limit your ability to profit from an increase in the market value of the Company’s securities.
7.Disclosure of Information. Insiders must not communicate material nonpublic information to other persons (except other Company personnel or other agents who need to know, such as the Company’s legal or financial advisors) prior to its public disclosure and dissemination. Therefore, there is a need to exercise care when speaking with other Company personnel who do not have a “need to know” and when communicating with family, friends and other persons not associated with the Company. A person who discloses material nonpublic information to another person, whether directly or indirectly, can be held liable for “tipping” if the recipient of the information trades in the securities after receipt of the information. The concept of unlawful tipping includes passing on such information to friends, family members or acquaintances. To avoid even the appearance of impropriety, it is advisable to refrain from discussing the Company’s business or prospects or making recommendations about buying or selling the securities of the Company or other entities with which the Company has a relationship, even when you do not believe that you are in possession of material nonpublic information.
8.Application to Former, Temporary or Retired Employees and Affiliated Persons. This Policy and the legal prohibition on insider trading in securities while in possession of material nonpublic information obtained while an employee of, or conducting any business on behalf of, the Company applies to all former, temporary or retired employees and affiliated persons of the Company for so long as such persons remain in possession of material nonpublic information obtained during the course of employment/affiliation with the Company. It also applies to all current, former or retired directors or directors emeritus of the Company for so long as such persons remain in possession of material nonpublic information obtained during the course of their service.

Exhibit 19.1
9.Application to Transactions by Family Members and Others. This Policy applies to transactions in Company securities (and the securities of other companies based on confidential and material nonpublic information about the Company and the companies with which the Company does business) by your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities. You are responsible for the transactions of these other persons in Company securities (and the securities of other companies based on confidential and material nonpublic information about the Company and the companies with which the Company does business) and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of the Company’s Insider Trading Policy and applicable securities laws as if the transactions were for your own account. You cannot approve or direct a securities transaction by a family member if this Policy would prohibit you from effecting the same transaction yourself. This Policy does not, however, apply to personal securities transactions of such family members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or such family members.
10.Application to Transactions by Entities that you Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Approved Trading Plans
11.Rule 10b5-1 Trading Plans. SEC Rule 10b5-1 provides an affirmative defense from insider trading liability for transactions made pursuant to a previously established contract, plan or instruction (a “Trading Plan”) that complies with the requirements of Rule 10b5-1. You may not adopt a Trading Plan during blackout periods or at a time when you are in possession of material nonpublic information.
The use of Trading Plans is strongly encouraged. Either the Company’s stock plan administrator or your brokerage firm can provide the form of a trading plan, and the specific terms and trading instructions are then agreed to between you and your broker, subject to the review and approval of the Company as provided below. A Trading Plan may include the use of limit orders, discretionary accounts, blind trusts, pre-scheduled stock option exercise and sale, pre-arranged trading instructions, and other brokerage or third-party arrangements.
Under Rule 10b5-1, no transaction in Company securities may take place under a Trading Plan for any Section 16 Reporting Persons until after the later of (a) 90 days after adoption of the Trading Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Trading Plan was

Exhibit 19.1
adopted (but in any event, subject to a maximum period of 120 days after adoption the Trading Plan). No transaction may take place under a Trading Plan for persons other than Section 16 Reporting Persons until after
30 days following adoption or modification of the Trading Plan. Subject to certain limited exceptions specified in Rule 10b5-1, Insiders may not enter into more than one Trading Plan at the same time. Insiders are also limited to one Trading Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Trading Plan as a single transaction in any Company securities in any 12-month period.
12.Approval of Trading Plans. No Insider may enter into, or make trades pursuant to, a Trading Plan relating to the purchase or sale of Company securities until:
a.such person has provided the Deputy General Counsel with a copy of the proposed Trading Plan, which shall specify the price, amount and date of trades or provide a formula or other mechanism to be followed for each purchase or sale to be effected pursuant to such contract, agreement or plan; and

b.the Deputy General Counsel has approved the entry into the Trading Plan by the Insider. Any request for approval to enter into a Trading Plan made by the Deputy General Counsel shall be submitted to the Company’s Chief Financial Officer.
13.Modification or Termination of Trading Plans. Once a Trading Plan has been implemented in accordance with this Policy, any modification or change to the amount, price or timing of the transactions in securities contemplated pursuant to the Trading Plan is deemed to be the termination of such Trading Plan and the adoption of a new Trading Plan that must be approved by the Deputy General Counsel in writing.
Trading Plans may be terminated at any time, however advance written notice of the termination must be provided to the Company. In the event a new Trading Plan is entered into following termination of a Trading Plan, no transaction in securities under the new Trading Plan may take place until such time as is permitted under Rule 10b5-1.
14.Discretionary Authority. Once an Insider implements a Trading Plan, he or she cannot exercise any direct or indirect influence over how, when or whether to effect any transactions in securities under such plan. In the event a Trading Plan vests a trustee or broker with discretionary authority to conduct transactions in securities under a plan, the trustee or broker shall be restricted from exercising such authority in the event the trustee or broker becomes aware of material nonpublic information.

V.Trading Policies Administration
This Policy has been reviewed and adopted by the Audit Committee and the Board of the Company. The Board has appointed the Audit Committee as the highest-level decision-making authority regarding the implementation of this Policy, including the authorization for any future substantive changes to this Policy.

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The Audit Committee has designated the Company’s Deputy General Counsel,, as the administrator of this Policy. Any approvals by the Deputy General Counsel must be in writing. Where appropriate, the Company’s Deputy General Counsel may consult the Audit Committee and the Company’s outside securities counsel. Any person who has a question about this Policy or its application to any proposed transaction in securities may obtain additional guidance from the Deputy General Counsel, who can be reached by e-mail at
In addition to the duties described in this Policy, the duties of the Deputy General Counsel, in conjunction with the Finance and Legal departments, will include the following:

•administering and interpreting this Policy;
•responding to all inquiries relating to this Policy and its procedures;
•designating and announcing special trading blackout periods during which all or certain Insiders may not engage in transactions in Company securities;
•administering compliance with all federal and state insider trading laws and regulations;
•conducting training with respect to this Policy and Section 16 compliance; and
•assisting in the preparation and filing of all required SEC reports relating to trading in Company securities for the Section 16 Reporting Persons.

VI.Questions and Reporting
The ultimate responsibility for adhering to this Policy rests with each individual director, officer, and employee. Any questions concerning the interpretation or application of this Policy should be directed to the Deputy General Counsel. Any employee who becomes aware of information suggesting that anyone else may have violated this Policy is obligated to report that information to the Deputy General Counsel. Information can also be reported anonymously by calling the Company’s toll-free number or online via The services are available 24 hours a day, 7 days a week.

Exhibit 19.1

VII.Distribution of Policy and Certifications
This Policy will be distributed annually to Insiders and any other persons which the Deputy General Counsel may designate from time to time as appropriate, and such persons shall be required to acknowledge receipt. Designated Insiders will be required to certify compliance with the Policy at least annually.

Last amended: December 12, 2024